Exhibit 99.2

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this foregoing shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated: February 8, 2018	IFP Energies nouvelles

	By:	/s/ Eric Lafargue
	Name:	Eric Lafargue
	Title:	Executive Vice-President

Dated: February 8, 2018	Bpifrance Participations S.A.

	By:	/s/ Sophie Paquin
	Name:	Sophie Paquin
	Title:	Director of Legal Affairs

Dated: February 8, 2018	Caisse Des Dépôts

	By:	/s/ Joel Prohin
	Name:	Joel Prohin
	Title:	Head of Portfolio Management

Dated: February 8, 2018	Epic Bpifrance

	By:	/s/ Sophie Paquin
	Name:	Sophie Paquin
	Title:	Director of Legal Affairs

Dated: February 8, 2018	Bpifrance S.A.

	By:	/s/ Boubakar Dione
	Name:	Boubakar Dione
	Title:	Group Director of Legal Affairs